UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 11, 2008, Biomet, Inc. (the “Company”) entered into an amended and restated employment agreement with Mr. Binder (the “Employment Agreement”), pursuant to which he will continue to serve as President and Chief Executive Officer of the Company and will continue to be appointed to the Company’s Board of Directors and its Executive Committee. The Employment Agreement supersedes the original employment agreement entered into between the Company and Mr. Binder dated as of February 26, 2007 (the “Original Agreement”). The Employment Agreement has an initial three-year term commencing on February 1, 2008 and provides for automatic 12-month extensions on each anniversary of such commencement date (beginning with February 1, 2009), unless either the Company or Mr. Binder gives prior notice of termination.

Unlike the Original Agreement, the Employment Agreement does not provide for annual equity grants, and does not provide for accelerated vesting of the outstanding equity awards that would have vested during the twelve-month period following termination of employment if the Company terminates Mr. Binder’s employment for any reason other than for cause (as defined in the agreement), death or disability, or Mr. Binder terminates his employment for good reason (as defined in the agreement). The Employment Agreement provides that, upon any termination of Mr. Binder’s employment, his rights with respect to any equity or equity-related awards will be governed by the applicable terms of the related plan or award agreement.

In addition to the severance benefits provided for in the Original Agreement, the Employment Agreement provides that, if the Company terminates Mr. Binder’s employment for any reason other than for cause, death or disability, or Mr. Binder terminates his employment for good reason, Mr. Binder will be entitled to receive a pro rated portion of the annual incentive bonus he would have received for the current year if his employment had not been terminated, based on the Company’s performance to the date of termination extrapolated through the end of the current year, payable in a lump sum at the time the Company pays annual incentive bonuses for such fiscal year to its similarly situated active employees.

The Employment Agreement also sets forth the severance to which Mr. Binder would be entitled if his employment is terminated at any time within the two-year period following a change in control either by the Company for any reason other than for cause, death or disability, or by Mr. Binder for good reason. Severance payable to Mr. Binder under such circumstances was previously provided for under the Change in Control Agreement entered into between the Company and Mr. Binder as of February 26, 2007 (the “Original Change in Control Agreement”). The Original Change in Control Agreement expired by its terms on July 11, 2007 upon consummation of the “Closing,” as defined in the Agreement and Plan of Merger dated December 18, 2006 by and among Biomet, Inc., LVB Acquisition Merger Sub, Inc. and LVB Acquisition LLC, as amended and restated on June 7, 2007.

Under the Employment Agreement, if Mr. Binder’s employment is terminated at any time within the two-year period following a change in control either by the Company for any reason other than for cause, death or disability, or by Mr. Binder for good reason, (a) his severance multiple would be increased from 1.5 times base salary and annual incentive bonus to two times base salary and annual incentive bonus and (b) his pro rated bonus for the year of termination of employment would be based on his target annual incentive bonus for such year rather than the actual annual incentive bonus he would have received for such year (as determined based on the Company’s performance to the date of termination of employment, extrapolated through the end of such fiscal year). The Employment Agreement further provides that if Mr. Binder is subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code as amended, the Company will pay him an additional amount such that he is placed in the same after-tax position as if no excise tax had been imposed.

The above description of the Employment Agreement is qualified in its entirety by reference to the copy of such agreement filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit
99.1†	Employment Agreement, dated as of June 11, 2008, by and between Biomet, Inc. and Jeffrey R. Binder.

†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

Date: June 13, 2008

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